SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

Solicitation/Recommendation Statement

under Section 14(d)(4) of the

Securities Exchange Act of 1934

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

(Name of Subject Company)

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

(Name of Person(s) Filing Statement)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

00752J 10 8

(CUSIP Number of Class of Securities)

Richard K. Williams

President, Chief Executive Officer and Chief Technical Officer

Advanced Analogic Technologies Incorporated

3230 Scott Boulevard

Santa Clara, California 95054

(408) 737-4600

(Name, address and telephone number of person authorized to receive notices and communications on behalf of the person(s) filing statement)

With copies to:

Mark L. Reinstra, Esq.

Robert T. Ishii, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The items set forth under Items 1.01, 8.01 and 9.01 of the Current Report on Form 8-K filed by Advanced Analogic Technologies Incorporated on December 5, 2011 (including all exhibits attached thereto) are incorporated herein by reference.

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